Exhibit 99.1

For Immediate Release

AMEX: CAQ	The Investor Relations Group, Inc.
75 Fifth Street, N.W.	Jane Lin / John G. Nesbett
Suite 313	11 Stone Street, 3rd Floor
Atlanta, GA 30308	New York, NY 10004
T: 404.526.6200 F: 404.526.6218	T: 212.825.3210 F: 212.825.3229

Corautus Genetics Announces $5.3 Million Private Placement

ATLANTA, GA … January 21, 2004 – Corautus Genetics Inc. (AMEX: CAQ) announced today that it has raised an additional $5,260,680 of equity to fund its upcoming Phase IIb clinical trial.

This capital adds to the $8,900,000 in cash and short-term investments that the company expects to report as of December 31, 2003.

The company sold 1,200,000 shares of common stock for gross proceeds of $5,260,680 to Vertical Ventures, LLC, as well as four investment funds and a private investment account managed by Ardsley Partners.

The 1,200,000 shares were priced at 90% of the average closing price of the common stock over the 20-day period prior to the execution of the contract. Under the terms of the transaction, the investors also received warrants for 240,000 common shares, exercisable at $6.72 per share, which was 120% of the closing price of the common stock on the date prior to the closing of the transaction.

Richard Otto, Chief Executive Officer, stated, “The closing of this financing marks the achievement of a significant goal for Corautus. During the last half of 2003, obtaining additional growth capital was an important initiative. With the securing of $7.4 million in new equity over the last 30 days, our $2.5 million loan from Boston Scientific Corporation and the resolution of prior liabilities, we are in a strong position to accelerate clinical trial activities and grow the company.”

“Going forward, we will continue to set goals that put us on the path of building long term value for our shareholders. In the immediate future, we will maintain our focus on advancing the VEGF-2 therapeutic for severe cardiovascular disease through the clinical trial process.”

About Corautus Genetics

Corautus Genetics Inc. is a clinical stage biopharmaceutical company dedicated to the development of gene transfer therapy products for the treatment of severe cardiovascular and peripheral vascular disease. Corautus is currently developing and testing a gene transfer product using the Vascular Endothelial Growth Factor 2 (VEGF-2) gene to promote therapeutic angiogenesis in ischemic muscle. In July 2003, Corautus entered into a series of agreements with Boston Scientific Corporation to fund, develop, commercialize and distribute the VEGF-2 gene therapy products.

Forward Looking Statement

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our future results of operations or our financial condition, benefits from the alliance with Boston Scientific, synergies from the merger between GenStar and Vascular Genetics, research, development and commercialization of our product candidates, anticipated trends in our business, approval of our product candidates and other risks that could cause actual results to differ materially. These risks are discussed in Corautus Genetics Inc.’s Securities and Exchange Commission filings, including, but not limited to, the risks discussed in Corautus’ Annual Report on Form 10-K (File No. 001-15833) filed March 28, 2003, which are incorporated by reference into this press release.